                                                                     EXHIBIT 11

                                  KEVCO, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                          SUPPLEMENTAL SUPPLEMENTAL AS ADJUSTED  SUPPLEMENTAL   AS ADJUSTED
                           YEAR ENDED   YEAR ENDED   YEAR ENDED   SIX MONTHS    SIX MONTHS
                          DECEMBER 31, DECEMBER 31, DECEMBER 31,     ENDED         ENDED
                            1995(3)      1995(4)        1995     JUNE 30, 1996 JUNE 30, 1996
                          ------------ ------------ ------------ ------------- -------------
Net income..............     $4,316       $5,452       $6,317       $4,300        $4,748
Weighted average number
 of shares:
Average common shares
 outstanding............      4,395        4,395        4,395        4,395         4,395
Common share equivalents
 resulting from assumed
 exercise of stock
 options................         49           49           49           49            49
Other shares............        502(1)       502(1)     2,100(2)       334(1)      2,100(2)
                             ------       ------       ------       ------        ------
                              4,946        4,946        6,544        4,778         6,544
                             ======       ======       ======       ======        ======
Earnings per share......     $ 0.87       $ 1.10       $ 0.97       $ 0.90        $ 0.73

  Earnings per share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, market price is used to determine the number of common share equivalents.
--------
(1) Amount reflects the assumed issuance of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder level.
(2) Amount reflects the assumed sale of the Common Stock offered hereby.

(3) Supplemental as presented on page F-5 of the Registration Statement to which this Exhibit forms a part.

(4) Supplemental as presented on page F-25 of the Registration Statement to which this Exhibit forms a part.